Exhibit 99.1

Keryx Biopharmaceuticals Announces Fourth Quarter and Year-End 2015 Financial Results

-     Fourth quarter Auryxia net U.S. product sales of $4.8 million –

-     Keryx provides 2016 Auryxia net U.S. product sales guidance of $31 - $34 million –

-     Company on track to provide pivotal phase 3 data for iron deficiency anemia (IDA) in adults with pre-dialysis chronic kidney disease in early second quarter –

BOSTON, MA, February 25, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to market for people with renal disease, today announced its financial results for the fourth quarter and year ended December 31, 2015. The company also reviewed its commercialization progress with Auryxia™ (ferric citrate), upcoming milestones and selected 2016 financial guidance.

“As we enter 2016, the fundamentals of Auryxia are solid, and we plan to build on that foundation to advance our launch in the U.S.,” said Greg Madison, chief executive officer of Keryx. “Importantly, the data readout expected in early second quarter from the ferric citrate phase 3 label expansion trial will be an important marker of our efforts to help people with pre-dialysis chronic kidney disease. Specifically, we believe that ferric citrate – which, through its novel mechanism of action, delivers iron orally through the body’s natural absorption process – could be the first FDA-approved oral medicine to treat iron deficiency anemia (IDA) in this patient population.”

FOURTH QUARTER 2015 AND RECENT BUSINESS HIGHLIGHTS

Auryxia (ferric citrate) Commercialization

•	Auryxia net U.S. product sales for the fourth quarter of 2015 were $4.8 million, based on approximately 7,850 prescriptions, an increase of 46 percent from the third quarter. For the full year 2015, Auryxia net U.S. product sales were $10.1 million, representing greater than 18,000 prescriptions.
•	Cumulative target physicians who have written a prescription for Auryxia increased more than 25 percent from the third quarter of 2015.
•	Keryx completed its sales force expansion and now will have 95 sales representatives calling on target prescribers. The expansion enables increased reach and frequency of contact with physicians, dieticians and the entire dialysis care team.

Product Expansion Opportunities

Pivotal Phase 3 Trial Aimed at Increasing the Number of Adults Eligible for Treatment with Ferric Citrate

•	The 24-week pivotal phase 3 trial evaluating ferric citrate for the treatment of IDA in patients with stages 3-5 CKD completed in January, as planned. Early in the second quarter of 2016, Keryx expects to announce topline safety and efficacy results. If the results are successful, Keryx intends to submit a regulatory application for approval to the U.S. FDA in the third quarter of 2016, and submit the data for presentation at a fourth quarter 2016 medical conference.

Potential Geographic Expansion

•	Keryx is seeking potential partners to make Fexeric® (ferric citrate) available to patients in Europe.

Fourth Quarter and Year Ended December 31, 2015 Financial Results

“In the fourth quarter of 2015, we strengthened our financial position through a re-alignment of our cost structure and an infusion of capital, which we expect will take the Auryxia franchise to cash flow positive,” said Scott Holmes, chief financial officer of Keryx. “For 2016, we expect prescription volume to increase between 20 percent and 35 percent on a sequential quarter basis, ramping as we realize the full impact of our expanded sales force. As we progress through 2016, we are committed to maintaining fiscal discipline, while advancing our business and supporting the continued growth of Auryxia.”

At December 31, 2015, the company had cash and cash equivalents of $200.3 million.

Total revenues for the quarter ended December 31, 2015 were approximately $5.8 million, compared to $0.6 million during the same period in 2014. Total revenues for the quarter consisted of Auryxia net U.S. product sales of $4.8 million, and license revenue of $1.0 million associated with royalties received on ferric citrate net sales from Keryx’s Japanese partner. For the year ended 2015, total revenues were $13.7 million, including $10.1 million of Auryxia net U.S. product sales.

Cost of goods sold for the quarter ended December 31, 2015 was $1.1 million. Cost of goods sold for the full year 2015 was $4.5 million, which included $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at certain of the company’s third party manufacturers as reported in the third quarter.

Research and development expenses for the quarter ended December 31, 2015 were $8.0 million compared to $5.8 million during the same period in 2014. The increase was primarily due to an increase in costs associated with our medical affairs efforts in support of Auryxia. For the full year 2015, total research and development expenses were $36.7 million compared to $51.5 million in 2014.

Selling, general and administrative expenses for the quarter ended December 31, 2015 were $21.6 million, as compared to $34.1 million during the same period in 2014. The decrease was related to a $10.5 million decrease in non-cash stock-based compensation expense compared to the prior period, primarily related to expense recognized in connection with the first commercial sale of Auryxia in 2014. For the full year 2015, total selling, general and administrative expenses were $81.4 million compared to $70.1 million in 2014.

Net loss for the fourth quarter ended December 31, 2015 was $37.8 million, or $0.36 per share, compared to a net loss of $40.3 million, or $0.44 per share, for the comparable quarter in 2014. For the full year 2015, net loss was $123.1 million or $1.19 per share compared to a net loss of $111.5 million, or $1.23 per share in 2014.

2016 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Keryx Biopharmaceuticals

Auryxia net U.S. product sales: Keryx expects full year 2016 Auryxia net U.S. product sales to be in the range of $31 to $34 million. The company expects sales to ramp throughout the year, as it realizes the full impact of its expanded sales force.

Cash operating expenses: Keryx reiterated its cash operating expenses in 2016 will be in the range of $87 million to $92 million. Cash operating expense guidance excludes cost of goods sold, license expenses, and other non-cash expenses.*

* Please refer to the section below titled “Use of Non-GAAP Financial Measures” for information about Keryx’s use of non-GAAP financial measures.

Conference Call Information

Keryx will host an investor conference call today, Thursday, February 25, 2016, at 8:00 a.m. ET to discuss financial results for the fourth quarter and full year of 2015 and provide a review on the Auryxia launch. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 43760032. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

About Iron Deficiency Anemia in Chronic Kidney Disease

Iron deficiency anemia is the most common type of anemia and among the most common complication of chronic kidney disease. IDA is a condition where the body does not make enough healthy red blood cells and causes a considerable amount of weakness and fatigue, leading people to live a poor quality of life. IDA begins to develop in the early stages of CKD and tends to worsen as CKD progresses. Current oral medicines to treat IDA are not well tolerated. As a result, anemia in many patients remains untreated until hemoglobin levels severely decline. It is estimated that approximately 1.5 million people in the U.S. with stages 3-5 chronic kidney disease suffer from IDA, with the majority of these patients untreated.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA™ (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014
Revenues:
Net U.S. Auryxia product sales	$ 4,770	$ --	$ 10,141	$ --
License revenue	1,013	569	3,539	10,825

Total Revenues	5,783	569	13,680	10,825

Operating Expenses:
Cost of goods sold	1,075	--	4,520	--
License expenses	608	341	2,124	495
Research and development	7,990	5,815	36,694	51,502
Selling, general and administrative	21,563	34,050	81,410	70,057

Total Operating Expenses	31,236	40,206	124,748	122,054

Operating Loss	(25,453)	(39,637)	(111,068)	(111,229)

Other Income:
Other income (expense), net	(12,308)	52	(11,987)	411

Loss Before Income Taxes	(37,761)	(39,585)	(123,055)	(110,818)

Income taxes	23	700	90	700

Net Loss	$ (37,784)	$ (40,285)	$ (123,145)	$ (111,518)

Net Loss Per Common Share Basic and diluted net loss per common share	$ (0.36)	$ (0.44)	$ (1.19)	$ (1.23)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,204,495	92,074,596	103,898,399	91,000,902

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	December 31, 2015	December 31, 2014*
Assets
Cash and cash equivalents	$200,290	$85,840
Inventory	$41,881	$7,830
Total assets	$258,685	$103,628

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$26,795	$28,897
Deferred revenue	$3,526	$414
Derivative liability	$46,686	$--
Convertible senior notes, net of discount	$90,773	$--
Total liabilities	$171,751	$30,144
Stockholders’ equity	$86,934	$73,484

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia and our expected cash operating expenses, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully marketed in the U.S.; whether we can successfully obtain additional reimbursement coverage for Auryxia; whether we can adjust our operating expenses to projected levels while maintaining our current clinical and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the E.U.; whether we or a partner can successfully launch Fexeric in the E.U.; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in Keryx’ press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), Keryx also presents expected cash operating expenses in the 2016 financial guidance discussion above, which is a non-GAAP financial measure. This non-GAAP financial measure’s most comparable GAAP financial measure is total operating expenses. Keryx believes that the non-GAAP financial measure cash operating expenses provides investors with useful information regarding the company’s financial condition and prospects because this measure helps an investor better understand the company’s expected liquidity needs. Also, this non-GAAP measure is used by Keryx management for internal review of the company’s operating performance.

A “non-GAAP financial measure” refers to a numerical measure of the company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Keryx provides the non-GAAP measure listed above as additional information relating to Keryx’ expected operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare Keryx’ performance to that of other companies.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the company launched its first FDA-approved product, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis-dependent and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com